Exhibit 10.33

Description of Director and Executive Compensation Arrangements

A.    Non-Employee Director Compensation, effective August 7, 2013.

Annual Retainer for Service on the Board:

•	$60,000 payable in quarterly installments.

Annual Equity Award for Service on the Board:

•	An equity award equal to $110,000 based upon the closing price of our common stock on the NYSE on the date of the grant. The grant is made in March of each year with a one year vesting period.

Annual Retainer for Lead Director – $30,000.

Annual Retainer for Chairperson of the Audit and Compensation Committees – $32,500.

Annual Retainer for Chairperson of the Nominating & Corporate Governance Committee – $25,000.

Annual Retainer for Committee Membership – $12,500 for each Committee (non-chair members).

Each equity award is made pursuant to the Company’s 2003 Equity Incentive Plan. In addition, the Director Phantom Stock Plan offers non-employee directors the opportunity to defer cash compensation and to receive that compensation (to the extent that it is actually earned by service during that period) in shares of common stock rather than in cash after termination of service or on a specific payment date. In addition, non-employee directors are able to defer all or a portion of their equity awards and receive the underlying common stock after termination of service or on a specific payment date.

B.    Executive Officers.

The base salaries for the Company’s current executive officers who were named executive officers in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 19, 2013 are as follows:

Arthur M. Coppola, Chairman of the Board and Chief Executive Officer	$1,000,000
Edward C. Coppola, President	$800,000
Thomas E. O'Hern, Senior Executive Vice President, Chief Financial Officer and Treasurer	$550,000
Thomas J. Leanse, Senior Executive Vice President, Chief Legal Officer and Secretary	$500,000
Robert D. Perlmutter, Executive Vice President, Leasing	$500,000

The Company has an annual incentive compensation program for our executive officers under which bonuses, which may be in the form of cash and/or equity awards, are granted to reflect corporate and individual performance during the prior calendar year. The actual bonus amounts granted are determined by the Compensation Committee based on its assessment of corporate and individual performance for each executive officer.

The Company also has a long-term incentive plan for its executive officers consisting of LTIP Units, which may be service-based LTIP Units or performance-based LTIP Units. Service-based LTIPs typically vest over a period of three years. Performance-based LTIP Units vest based on the percentile ranking of our total stockholder return per share of common stock for the performance period relative to all publicly-traded equity REITS, excluding all mortgage REITs, as measured at the end of the performance period.